Exhibit 16.1

April 5, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of South East Asia Development, Corp. the Company) and issued financial statements for the years ended December 31, 2022 and 2021, respectively. On February 6, 2024, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 6, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

/s/ Gries & Associates, LLC

Denver, Colorado

PCAOB # 6778

April 5, 2024

blaze@griesandassociates.com

20706 Great Pines Drive, Cypress, TX 77433

(M)773-255-5631